Exhibit 99.1

For more information contact:

Jennifer Jarman The Blueshirt Group 415-217-5866 jennifer@blueshirtgroup.com
Synaptics Reports First Quarter Fiscal 2012 Results
•	Gross margin expansion drives additional operating leverage

•	1.4 million shares of common stock repurchased during the period; additional $100 million approved for stock repurchase program
Santa Clara, CA — October 20, 2011 — Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today reported financial results for its first fiscal quarter ended September 30, 2011.
Net revenue for the first quarter of fiscal 2012 was $133.4 million compared with $153.2 million for the comparable quarter last year. Net income for the first quarter of fiscal 2012 was $13.0 million, or $0.39 per diluted share, compared with net income of $18.7 million, or $0.52 per diluted share, for the comparable quarter last year.
Non-GAAP net income for the first quarter of fiscal 2012 was $19.1 million, or $0.57 per diluted share, compared with non-GAAP net income of $24.2 million, or $0.67 per diluted share, for the first quarter of fiscal 2011. (See attached table for a reconciliation of GAAP to non-GAAP results.)
“We are pleased with our performance in the first quarter considering the macroeconomic conditions impacting our markets, including further weakening in PC demand and general softness in consumer spending,” stated Rick Bergman, President and CEO. “As we transition through the anticipated revenue headwinds over the course of the fiscal year, our business model is benefitting from additional operating leverage as evidenced by the increase in our gross margin percentage.”
For the first quarter of fiscal 2012, PC revenue of $68.8 million decreased 13% from the comparable quarter last year, reflecting declines in demand for both consumer notebooks and PC peripherals, and represented 52% of total revenue. Non-PC revenue of $64.6 million, which consisted almost entirely of mobile phone touchscreen applications, decreased 13% from the prior year. Mobile units continued to grow substantially, with revenue impacted by the product mix transition away from integrated touchscreen modules.
Cash at September 30, 2011 totaled $241.4 million. Cash flow from operations for the first quarter of fiscal 2012 was $31.1 million, and the company used $33.5 million to repurchase 1.4 million shares of common stock.

Kathy Bayless, CFO, added, “Considering our backlog of approximately $85.0 million, customer forecasts, and the resulting expected product mix, we anticipate revenue to be in the range of $141.0 million to $149.0 million for the 14-week December quarter. We expect both PC and non-PC revenue to be up sequentially based on seasonal trends. While the product transition away from mobile phone integrated touchscreen modules is largely complete, the impact will be evident in our top line comparison, yielding lower revenue year-over-year.”
“Taking into consideration the product mix shift in mobile and the impact of global macroeconomic trends on our markets, our current outlook for the fiscal year suggests revenue to be down 1% to 6%. However, the mobile product mix shift has resulted in an expanded gross margin and as such, we anticipate gross profit dollars to be up year-over-year,” concluded Ms. Bayless.
Synaptics’ board of directors approved an additional $100 million for the stock repurchase program, bringing the remaining authorization to $134.3 million available for the repurchase of company common stock through October 2013.
Earnings Call Information
The Synaptics first quarter fiscal 2012 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, October 20, 2011, during which the company will provide forward-looking information. To participate on the live call, analysts and investors should dial 877-941-1427 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at www.synaptics.com.
About Synaptics Incorporated
Synaptics (NASDAQ: SYNA) is a leading developer of human interface solutions for the mobile computing, communications, and entertainment industries. The company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, tablets, and mobile phones. The TouchPad™, Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The company is headquartered in Santa Clara, California. www.synaptics.com

Use of Non-GAAP Financial Information
In evaluating its business, Synaptics considers and uses net income per share excluding share-based compensation and unusual or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation and unusual or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation and unusual or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges and unusual or non-recurring items. Net income excluding share-based compensation and unusual or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.
Forward-Looking Statements
This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding the company’s business model benefitting from additional operating leverage reflected in the increase in its gross margin percentage as it transitions through anticipated revenue headwinds over the course of the fiscal year; the company’s anticipated revenue for the December quarter; the company’s expectations that both PC and non-PC revenue will be up sequentially based on seasonal trends; the company’s belief that the impact of its product transition away from integrated touchscreen modules will be evident in its top line comparison, yielding lower revenue year-over-year; the company’s expectations that annual revenue will be down for the fiscal year; and the company’s expectation that gross profit dollars will be up year-over-year as a result of the expanded gross margin from the mobile product mix shift. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of Synaptics’ customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of Synaptics’ customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2011. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.
(Tables to Follow)

SYNAPTICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	June 30,
	2011	2011

Assets
Current assets:
Cash and cash equivalents	$241,357	$247,153
Receivables, net of allowances of $709	95,339	93,808
Inventories	28,795	28,850
Prepaid expenses and other current assets	5,826	4,373

Total current assets	371,317	374,184
Property and equipment, net	26,398	26,222
Goodwill	1,927	1,927
Non-current auction rate securities	23,805	25,876
Other assets	28,093	27,992

Total assets	$451,540	$456,201

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$46,469	$44,930
Accrued compensation	11,289	13,210
Income taxes payable	15,778	11,808
Other accrued liabilities	28,565	22,813

Total current liabilities	102,101	92,761
Convertible senior subordinated notes	2,305	2,305
Other liabilities	21,890	21,142

Commitments and contingencies

Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 120,000,000 shares authorized; 46,935,416 and 46,832,208 shares issued, and 32,177,617 and 33,465,732 shares outstanding, respectively	47	47
Additional paid in capital	414,304	406,653
Less: 14,757,799 and 13,366,476 treasury shares, respectively, at cost	(385,666)	(352,142)
Retained earnings	295,930	282,915
Accumulated other comprehensive income	629	2,520

Total stockholders’ equity	325,244	339,993

Total liabilities and stockholders’ equity	$451,540	$456,201

SYNAPTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010

Net revenue	$133,446	$153,185
Cost of revenue (1)	72,186	90,357

Gross margin	61,260	62,828
Operating expenses
Research and development (1)	28,226	24,920
Selling, general, and administrative (1)	16,709	15,548

Total operating expenses	44,935	40,468

Operating income	16,325	22,360
Interest income	200	211
Interest expense	(4)	(4)
Impairment recovery on investments	20	10

Income before income taxes	16,541	22,577
Provision for income taxes (2)	3,526	3,878

Net income	$13,015	$18,699

Net income per share:
Basic	$0.40	$0.54

Diluted	$0.39	$0.52

Shares used in computing net income per share:
Basic	32,875	34,402

Diluted	33,777	35,900

(1) Includes share-based compensation charges of:
Cost of revenue	$315	$308
Research and development	3,541	3,427
Selling, general, and administrative	4,310	4,171

	$8,166	$7,906

(2) Includes tax benefit for share-based compensation charges of:
	$2,015	$2,363

Non-GAAP net income per share:
Basic	$0.58	$0.70

Diluted	$0.57	$0.67

SYNAPTICS INCORPORATED
Reconciliation of Non-GAAP Net Income and Net Income Per Share
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010

Reported net income	$13,015	$18,699

Non-GAAP adjustments (net of tax):
Net gain on investments	(20)	(10)
Share-based compensation	6,151	5,543

Non-GAAP basic and diluted net income	$19,146	$24,232

Non-GAAP net income per share:
Basic	$0.58	$0.70

Diluted	$0.57	$0.67